Exhibit 99.1

NovaStar Financial Reports Third-Quarter Earnings and $1.40 Dividend

As Mortgage Loan Portfolio Surpasses $11 Billion

Core earnings up 26 percent, while accounting items affect timing of quarterly profits

KANSAS CITY, Mo., October 28, 2004 – NovaStar Financial, Inc. (NYSE: NFI), a residential lender and mortgage Real Estate Investment Trust, today reported net income according to accounting principles generally accepted in the United States of America, or GAAP, of $24.4 million for the third quarter of 2004, compared with $25.1 million a year earlier. GAAP earnings per share available to common shareholders, fully diluted, was $0.89 in the third quarter, compared with $1.09 per share in the same period of 2003. A quarterly dividend of $1.40 per common share will be payable November 22, 2004, to shareholders of record as of November 8, 2004.

“We passed the $11 billion mark in our loan portfolio in September, with continued growth in mortgage originations and a healthy return on assets under management,” said Scott Hartman, Chief Executive Officer. “NovaStar is on track with our financial goals for 2004. As announced in July, third-quarter net income was reduced, as second-quarter profits had been raised, by timing issues between quarters in the treatment of hedging and mortgage loans under GAAP. Our core earnings continue to grow year-over-year.”

Additional highlights of third-quarter performance:

•	NovaStar achieved record production of $2.4 billion, up 63 percent from the third quarter of 2003.

•	The portfolio of loans under management reached $11.1 billion, up 80 percent from a year earlier.

•	Portfolio net interest income was $37.6 million, an increase of 19 percent from a year earlier.

•	Return on average assets in the portfolio was 1.48 percent, compared with 2.24 percent on a smaller portfolio a year earlier.

•	NovaStar securitized $2.8 billion in nonconforming loans, bringing to $5.8 billion the total securitized year-to-date.

NovaStar Offers Key Performance Metrics

“Beginning this quarter, NovaStar plans to highlight for shareholders some key performance metrics we see as closely related to building shareholder value,” said Greg Metz, Senior Vice President and Chief Financial Officer. “Our business is to build and manage a portfolio of mortgage loans, that provide attractive returns to our shareholders through dividends while providing long-term growth in value. Our results boil down to a handful of key measures showing NovaStar’s performance in these areas.”

Metz added: “We want investors to know that NovaStar carefully adheres to Generally Accepted Accounting Principles, while recognizing that GAAP accounting does add complexity to reporting for a mortgage REIT. In addition to GAAP net income and earnings per share, shareholders are vitally interested in dividends and REIT taxable income (which drives dividends), loan production and growth of the mortgage portfolio, and returns on the portfolio. We also will begin releasing a management measure called core earnings, which adjusts net income and EPS to identify timing effects in quarterly GAAP reporting. We are providing these metrics to simplify and assist NovaStar’s owners monitor our progress.”

Summary of Key Performance Metrics

(Millions of dollars, except per share data and percentages)	Third Quarter			Nine Months Ended Sept 30,
	2004	2003	Change	2004	2003	Change
Earnings (GAAP)
Net income	$24.4	$25.1	- 3%	$90.9	$76.8	+18%
Net income per share available to common shareholders, fully diluted	$0.89	$1.09	- 18%	$3.40	$3.43	- 1%
Return on average equity	26.9%	43.0%		35.9%	48.8%

Dividends and REIT Income
Dividends declared per common share	$1.40	$1.25	+12%	$4.10	$3.79	+8%
Estimated REIT taxable net income per common share	$2.67	$1.53	+75%	$6.63	$4.44	+49%

Lending and Originations
Nonconforming loan production	$2,427	$1,491	+63%	$6,189	$3,664	+69%
Net cost of wholesale production as percentage of total loan originations	2.41%	2.20%		2.49%	2.38%

Portfolio Performance
Portfolio loans under management (as of September 30)	$11,074	$6,161	+80%
Portfolio net interest income	$37.6	$31.5	+19%	$107.8	$86.7	+24%
Return on average assets in portfolio under management	1.48%	2.24%		1.61%	2.48%

Common Stock Data
High market price per share	$48.69	$37.75		$70.32	$37.75
Low market price per share	$37.29	$24.25		$28.75	$13.90
Book value per diluted share (as of September 30)	$11.70	$10.02	+17%

Core Earnings

NovaStar reported third-quarter core earnings (GAAP net income adjusted to exclude quarterly timing differences due to accounting treatment of hedging and mortgage loans) of $34.7 million, compared with $27.5 million a year earlier. Core earnings per share available to common shareholders were $1.30 per share, compared with $1.19 a share a year earlier.

Core Earnings (Adjusted from GAAP)
Core earnings (Net income excluding hedging gain/loss)	$34.7	$27.5	26%	$93.6	$77.0	+22%
Core earnings per share available to common shareholders, fully diluted	$1.30	$1.19	+9%	$3.51	$3.44	+2%

Business Overview and Forward-Looking Guidance

The nonprime mortgage market has continued to grow briskly year-over-year during 2004, allowing NovaStar to achieve strong growth in nonconforming loan production and our portfolio of mortgage loans. In addition, returns on our portfolio continue to offer attractive income potential and year-over-year growth for NovaStar shareholders.

NovaStar has previously issued guidance of full-year GAAP earnings in a range of $4.50 to $5.00 per share for 2004. Assuming no changes in the value of derivatives on the company’s balance sheet at year-end, nor impairments in its mortgage securities portfolio in the fourth quarter, NovaStar believes current trends are consistent with that range. As often discussed in recent years, NovaStar employs hedging to mitigate the risk and maintain the value of our portfolio, which is clearly in the best interest of shareholders. But accounting rules for portfolio-related transactions can introduce volatility in quarterly GAAP earnings as a result of market movements in interest rates. As such, beginning in 2005 we will provide information on projected dividends rather than guidance on GAAP earnings. We believe our projection of future dividends will reflect, more clearly, our view of the true economics of our business.

Dividends and Taxable Income

The Board of Directors declared a dividend of $1.40 per common share for the third quarter of 2004, an increase of $0.05 over the prior period dividend. This compares to a third-quarter 2003 dividend of $1.25 per share, adjusted for a two-for-one split in late 2003. For the first nine months of 2004, the Board has declared dividends of $4.10 per share.

Under Federal REIT rules, NovaStar dividends are legally tied to taxable income over time. Estimated taxable income per common share was $2.67 for the third quarter, up 75 percent from $1.53 a year earlier. For the first nine months of 2004, NovaStar reported estimated taxable income of $6.63 per common share, up 49 percent from a year earlier. Following a plan established in 2003 to provide some quarterly predictability, NovaStar dividends will be adjusted from time to time ensure that the company distributes 90 percent of taxable income before the due date of its federal tax return.

Record Loan Originations and Sustained Portfolio Growth

Nonconforming loan production reached a record $2.4 billion in the third quarter, with $6.2 billion in originations through the first nine months. Originations drove the NovaStar mortgage portfolio up to $11.1 billion, an 80 percent increase from a year earlier.

“Our origination network continues to deliver, with solid relationships among independent mortgage brokers and a number of very productive NovaStar branches. Growth of the nonconforming market, which includes nonprime and alt-A loans, remains robust in the second half of 2004, even as interest rates have caused some slowdown in demand for the broader mortgage market,” said Lance Anderson, President and Chief Operating Officer.

Approximately 64 percent of nonconforming loans originated by NovaStar in the third quarter came from independent brokers, 24 percent through retail and 12 percent from correspondent lenders.

Focusing Branch Operations

Since early 2004, NovaStar has worked to concentrate our branch network in high-producing offices that focus on nonconforming loans for the company’s portfolio. The branch system’s production has continued to increase, even as the company reduced the number of branches. Although NovaStar continues to make branch productivity a strategic focus, it has continued to incur costs associated with some branch offices that focus on conventional loans. During the third quarter of 2004, the Company incurred a net loss from discontinued branch operations of $1.063 million, or $0.04 per diluted share. Going forward, branch production statistics will be reported as part of NovaStar’s retail operations.

In October, NovaStar’s loan origination units took significant additional steps to streamline the branch operation and focus on our core nonconforming business:

•	Agreement with one of the nation’s leading mortgage branch operations, 1st Metropolitan Mortgage, will enable non-core branches to leave NovaStar Home Mortgage, Inc., and transfer affiliation by year end.

•	To maximize the mutual benefits, 1st Metropolitan has agreed in principle to a marketing arrangement with NovaStar Mortgage, Inc., designating NovaStar as a preferred outlet for nonprime mortgages from its entire branch network.

“We expect NovaStar’s $11 billion loan portfolio to keep growing as we focus on the most productive, low-cost channels for originating mortgages,” Mr. Anderson said. “In addition to streamlining our operation, NovaStar looks forward to the opportunity to provide expertise in nonconforming mortgage loans to about 200 1st Metropolitan branches nationwide.”

Securitization Shows Market Support

In the third quarter, NovaStar securitized $2.8 billion in nonconforming loans, working with leading investment banks to place the mortgage-backed securities, which enabled NovaStar to retain securities with attractive risk-adjusted yields. The third such transaction of 2004 brought the year-to-date total of NovaStar loans securitized to $5.8 billion.

“We are gratified that NovaStar continues to build successful relationships with institutional investors and deliver mortgage deals that perform well for bondholders. This connection with the capital market provides funding for homeowners and attractive risk-adjusted returns for our investors,” said Michael L. Bamburg, Senior Vice President and Chief Investment Officer.

Liquidity and Borrowing Capacity

NovaStar strengthened its liquidity in the third quarter by renewing two committed borrowing facilities. As of September 30, 2004, NovaStar had committed borrowing capacity of $2.9 billion from major lenders. Cash and available liquidity totaled $191 million.

Investor Conference Call

The NovaStar Second Quarter investor conference call is scheduled for 3:30 p.m. Central Time (4:30 p.m. Eastern Time) on October 28, 2004. The conference call will be web cast live and will be archived on the company’s website. In order to participate in the conference call, contact 1-800-289-0569 approximately 15 minutes before the scheduled start of the call. For investors unable to participate in the live event, a replay will be available until November 4 at 1-888-203-1112. The conformation code for the replay is 815106.

About NovaStar

NovaStar Financial, Inc. (NYSE: NFI) is one of the nation’s leading lenders and investors in residential mortgages. The company specializes in single-family, nonconforming mortgages, involving borrowers whose loan size, credit details or other circumstances fall outside conventional mortgage agency guidelines. A Real Estate Investment Trust (REIT) founded in 1996, NovaStar efficiently brings together the capital markets, a nationwide network of mortgage brokers and American families financing their homes. NovaStar is headquartered in Kansas City, Missouri, and has lending operations nationwide.

For more information, please reference our website at www.novastarmortgage.com.

Certain matters discussed in this news release may constitute forward-looking statements within the meaning of the federal securities laws that inherently include certain risks and uncertainties. Actual results and the timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors, including general economic conditions, fluctuations in interest rates, fluctuations in losses due to default on the Company’s mortgage loans, the availability of nonconforming residential mortgage loans, the availability and access to financing and liquidity resources, and other risk factors outlined in the Company’s 2003 annual report on Form 10-K (available on the Company’s website or by request to the Investor Relations Contact). Other factors not presently identified may also cause actual results to differ. We continuously update and revise our estimates based on actual conditions experienced. It is not practicable to publish all such revisions and, as a result, no one should assume that results projected in or contemplated by the forward-looking statements included above will continue to be accurate in the future.

Contact:

NovaStar Financial, Inc.

Investor Relations Contact

Jeffrey A. Gentle, 816-237-7424

or

Press Contact

Mike Enos, 816-237-7597

NovaStar Financial Inc.

Reconciliation of GAAP Income to Core Income

(Dollars in thousands, except per share data)

	2003				2004
	1Q	2Q	3Q	4Q	1Q	2Q	3Q
Tax effected Net Mark to Market for derivatives in trading account	$(1,269)	$(2,116)	$(4,506)	$103	$(4,331)	$7,783	$(2,572)

GAAP Net Income	22,959	28,721	25,108	35,208	30,925	35,626	24,388
Preferred Dividend					(1,275)	(1,663)	(1,663)

GAAP Net Income Available to Common Shareholders	22,959	28,721	25,108	35,208	29,650	33,963	22,725

Mark to Market adjustment of Derivative Instruments - previous qtr.	(4,253)	(1,269)	(2,116)	(4,506)	103	(4,331)	7,783
Mark to Market adjustment of Derivative Instruments - current qtr.	1,269	2,116	4,506	(103)	4,331	(7,783)	2,572

Adjustment to Compute Core Income	(2,984)	847	2,390	(4,609)	4,433	(12,114)	10,355

Core Income Available to Common Shareholders (D)	19,975	29,568	27,498	30,599	34,083	21,849	33,080

Fully Diluted GAAP EPS	$1.07	$1.28	$1.09	$1.45	$1.17	$1.34	$0.89
Fully Diluted Core EPS	0.93	1.32	1.19	1.26	1.35	0.86	1.30

Fully Diluted Shares	21,528	22,430	23,049	24,342	25,274	25,377	25,455

(D)

Core income is not a measure of income in accordance with generally accepted accounting principles (GAAP). It is calculated as GAAP income less net unrealized gains/losses on trading account derivatives, plus unrealized gains/losses on trading account derivatives from the previous reporting period. Management believes that core income can provide relevant information regarding the current earnings power of the company.

At the end of a reporting period, the Company holds mortgage loans awaiting securitization. The Company also holds derivative instruments, used to hedge interest rate risk in the mortgage loans. GAAP accounting standards require these mortgage loans to be carried on the balance sheet at the lower of cost or market, and any gain taken upon sale (next quarter). However, changes in value of the derivatives are recognized through the income statement. This creates a timing difference when the asset and hedge gain/loss are recognized in different periods.

The Company’s core income measure attempts to match the change in value of mortgage loans awaiting securitization with the change in value of derivative instruments used to hedge interest rate risk. Core income, as defined by the Company, excludes current period valuation adjustments to derivatives in its trading account and includes valuation adjustments to derivatives in its trading account from the prior reporting period. This adjustment to GAAP income essentially moves the gain/loss in its trading account derivatives into the following period when the mortgage loans being hedged are sold through securitization.

NovaStar Financial, Inc.

SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA

(dollars in thousands, except per share amounts)

(unaudited)

	For the Three Months Ended				For the Nine Months Ended
	9/30/2004		6/30/2004	9/30/2003(B)	9/30/2004		9/30/2003(B)
NovaStar Financial Inc. Income Statement Data
Interest income	$59,789		$53,676	$43,790	$163,824		$124,102
Interest expense	14,350		10,729	10,321	35,800		30,399
Fee income	34,265	(A)	32,812	18,526	100,344	(A)	52,721
Gains on sales of mortgage assets	46,415		25,174	34,188	123,369		107,662
Gains (Losses) on derivative instruments	(19,536)		27,115	(8,144)	(17,819)		(32,330)
Impairment on mortgage securities available-for-sale	(2,575)		(6,117)	—	(8,692)		—
General and administrative expenses	79,733	(A)	78,081	47,433	225,116	(A)	130,349
Income before tax expense (benefit)	24,066		43,886	30,952	100,273		90,956
Income tax expense (benefit)	(1,385)		7,631	5,844	7,267		14,168
Net income from continuing operations	25,451		36,255	25,108	93,006		76,788
Net loss from discontinued operations	(1,063)		(629)	—	(2,067)		—
Preferred dividends	(1,663)		(1,663)	—	(4,601)		—
Net income available to common shareholders	22,725		33,963	25,108	86,338		76,788

Basic earnings per share
Net income available to common shareholders from continuing operations	$0.95		$1.39	$1.12	$3.55		$3.53
Net loss from discontinued operations	$(0.04)		$(0.03)	$—	$(0.08)		$—
Net income available to common shareholders	$0.91		$1.36	$1.12	$3.47		$3.53
Diluted earnings per share
Net income available to common shareholders from continuing operations	$0.93		$1.36	$1.09	$3.48		$3.43
Net loss from discontinued operations	$(0.04)		$(0.02)	$—	$(0.08)		$—
Net income available to common shareholders	$0.89		$1.34	$1.09	$3.40		$3.43
Dividends declared per common share	$1.40		$1.35	$1.25	$4.10		$3.79	(C)
Dividends declared per preferred share	$0.56		$0.56	$—	$1.55		$—
Book value per diluted share	$11.70		$10.85	$10.02	$11.70		$10.02

(A)	A primary reason for the increase in these categories from the prior year is due to the addition of branches as operating units of the Company after December 31, 2003 that formerly operated under limited liability agreements.
(B)	Adjusted to reflect the change in accounting for stock based compensation as discussed in our earnings release dated December 17, 2003.
(C)	On January 29, 2003, a $0.165 special dividend related to 2002 taxable income was declared per common share.

	As of
	9/30/2004	6/30/2004	9/30/2003
NovaStar Financial, Inc. Balance Sheet Data
Mortgage loans - held for sale	$1,026,776	$1,370,034	$824,273
Mortgage loans - held in portfolio	65,833	74,665	106,810
Mortgage securities - available for sale	462,487	389,050	337,632
Total assets	1,894,857	2,169,468	1,441,108
Borrowings	1,414,184	1,704,065	1,124,590
Stockholders’ equity	376,125	348,986	236,242

	For the Three Months Ended			For the Nine Months Ended
	9/30/2004	6/30/2004	9/30/2003	9/30/2004	9/30/2003
Other Data:
Servicing portfolio	$11,073,505	$9,604,342	$6,161,345	$11,073,505	$6,161,345
Loans sold for cash - Non-conforming wholesale	$—	$—	$27,085	$—	$151,210
Loans securitized	$2,759,716	$1,367,430	$1,251,016	$5,829,804	$3,650,655
Percent of securitized loans covered by mortgage insurance	45%	46%	66%	45%	66%
Weighted average coupon of mortgage loans held-for-sale	7.6%	7.7%	7.6%	7.6%	7.6%

NovaStar Financial, Inc.

LOAN ORIGINATION DATA

(dollars in thousands)

(unaudited)

	For the Three Months Ended
		As a %		As a %		As a %
	9/30/2004	of Total	6/30/2004	of Total	9/30/2003	of Total
Non-conforming loan origination volume
Non-conforming
Wholesale	$1,561,414	64%	$1,325,346	67%	$979,660	66%
Correspondent/Bulk	286,513	12%	103,659	5%	77,299	5%
Retail	579,485	24%	549,796	28%	434,517	29%

Total non-conforming production volume	2,427,412	100%	1,978,801	100%	1,491,476	100%

# of funding days in the quarter	64		63		64

Average originations per funding day	$37,928		$31,410		$23,304

Retail loan origination volume
Non-conforming
Sold to non-affiliates	$514,949	29%	$635,340	32%	$314,122	15%
Retained by NMI	579,485	33%	549,796	27%	434,517	20%

Total non-conforming	$1,094,434	62%	$1,185,136	59%	$748,639	35%

Conforming	671,711	38%	815,664	41%	1,372,201	65%

Total retail production volume	$1,766,145	100%	$2,000,800	100%	$2,120,840	100%

NovaStar Financial, Inc.

SELECTED NON-CONFORMING LOAN ORIGINATION DATA

(Unaudited)

	For the Three Months Ended 9/30/04
	Weighted Average Coupon	Weighted Average LTV	Weighted Average FICO	Percent of Total
Summary by Credit Grade
660 and above	7.16%	85.2%	699	28%
620 to 659	7.40%	83.6%	639	23%
580 to 619	7.78%	82.3%	599	21%
540 to 579	8.27%	79.3%	559	18%
539 and below	8.73%	77.4%	528	10%

	7.71%	82.4%	621	100%

Summary by Program Type
2-Year Fixed	7.87%	82.9%	606	60%
2-Year Fixed Interest-only	7.14%	84.8%	655	17%
3-Year Fixed	7.50%	80.2%	612	3%
3-Year Fixed Interest-only	6.88%	82.1%	660	1%
5-Year Fixed	7.10%	78.0%	641	1%
5-Year Fixed Interest-only	6.73%	79.1%	659	1%
15-Year Fixed	7.84%	75.2%	631	2%
30-Year Fixed	7.58%	77.8%	631	12%
30-Year Fixed Interest-only	7.46%	82.3%	670	0%
Other Products	9.64%	91.3%	673	2%

	7.71%	82.4%	621	100%